UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2024

CLOVER HEALTH INVESTMENTS, CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39252	98-1515192
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

3401 Mallory Lane, Suite 210
Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (201) 432-2133

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Trading
Title of each class	Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	CLOV	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2024, Clover Health Investments, Corp. (the “Company”) announced that Peter Kuipers will become Chief Financial Officer of the Company, to serve as the Company’s principal financial officer and principal accounting officer, effective as of the day after the filing of the Company’s Quarterly Report on Form 10-Q for the quarter-ended March 31, 2024, as approved by the Board of Directors of the Company on April 16, 2024. Prior to his assuming the role of Chief Financial Officer, Mr. Kuipers will initially serve as Interim Senior Vice President of Finance of the Company starting on April 29, 2024. Mr. Kuipers will succeed Terrence Ronan, the Company’s current Interim Chief Financial Officer, who will continue in his role as Interim Chief Financial Officer until Mr. Kuipers becomes Chief Financial Officer, and thereafter cease to serve as the Company’s principal financial officer and principal accounting officer.

Mr. Kuipers, age 52, previously served as Executive Advisor of Omnicell, Inc. from June 2023 until August 2023, and as Executive Vice President and Chief Financial Officer at Omnicell, Inc., a leading medication management healthcare technology company, from August 2015 through June 2023. Additionally, Mr. Kuipers served on the Board of Directors of Invacare Corporation, a global leader in innovative home and long-term care medical products and services that promote recovery and active lifestyles from May 2023 through February 2024. Prior to Omnicell, Inc., Mr. Kuipers served as the Chief Financial Officer at Quantcast Corporation and The Weather Company. Earlier, Mr. Kuipers served in various financial leadership positions at Yahoo! Inc., Altera Corporation, General Electric Company, and Akzo Nobel. He started his career with Ernst & Young and worked in both the Netherlands and Seattle, Washington. Mr. Kuipers received a Master’s Degree in Economics and Business Administration from the Maastricht University School of Business and Economics, and is a Chartered Accountant in the Netherlands. There are no family relationships between Mr. Kuipers and any director or executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Kuipers and any other person pursuant to which he was selected as an officer.

Under the terms of his employment agreement entered into with the Company, effective April 16, 2024, Mr. Kuipers will receive an annual base salary of $525,000, and the initial target amount for his annual cash incentive bonus will be 95% of his base salary. He will also receive a one-time grant of restricted stock units (“RSUs”) covering shares of the Company’s Class A Common Stock with a grant date fair value of $5,000,000, which will vest and become payable as follows: 25% of the RSUs will vest on the first anniversary of Mr. Kuipers' start date, and the remainder will vest in twelve equal quarterly installments beginning on the date that is three months after the first anniversary of his start date, in each case subject to Mr. Kuipers’ continued provision of services to the Company through each vesting date. The RSU grant will be subject to the terms, definitions and provisions of the Company’s equity plan under which the RSUs are granted and the RSU award agreement to be entered into between Mr. Kuipers and the Company. Mr. Kuipers will be also eligible for future incentive awards in the form of restricted stock units, performance stock units or cash, in the discretion of the Company's Talent and Compensation Committee.

The foregoing description of Mr. Kuipers’ employment agreement, including the terms of his compensatory arrangements, does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q, for the quarter ending June 30, 2024.

In connection with his appointment, Mr. Kuipers is also expected to enter into the Company’s standard form of indemnification agreement for its executive officers, which requires the Company to, among other things, indemnify its executive officers against liabilities that may arise by reason of their status or service. The agreement also requires the Company to advance all expenses incurred by executive officers in investigating or defending any action, suit or proceeding. The foregoing description is qualified in its entirety by the full text of the Company’s form of indemnification agreement, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (No. 001-39252) filed on January 12, 2021, and is incorporated by reference herein.

Item 8.01. Other Events.

On April 22, 2024, the Company issued a press release announcing Mr. Kuipers’ appointment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) List of Exhibits

Exhibit No.	Description

99.1	Press release dated April 22, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Clover Health Investments, Corp.

Date:	April 22, 2024	By:	/s/ Terrence Ronan
		Name:	Terrence Ronan
		Title:	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)